Exhibit 99.4

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of the 15th day of June, 2018.

BETWEEN:

LEVON RESOURCES LTD. Suite 500 - 666 Burrard Street
Vancouver, British Columbia, V6C 2X8

("Levon")

AND:

BARRY HONIG, of 215 SE Spanish Trail, Boca Raton Florida 33432

("Honig")

AND:

GRQ CONSULTING INC. 401K, of 215 SE Spanish Trail, Boca Raton Florida 33432

("GRQ")

WHEREAS:

A.	Levon is the registered and beneficial owner of 1,014,431 common shares of Pershing Gold Corporation (the "Pershing Shares").

B.	Honig wishes to purchase 250,000 Pershing Shares from Levon (the "Honig Purchased Shares") for US$2.00 per share payable in cash for an aggregate purchase price of US$500,000 (the "Honig Purchase Price"), all in accordance with and subject to the terms and conditions set forth in this Agreement.

B.	GRQ wishes to purchase 764,431 Pershing Shares from Levon (the "GRQ Purchased Shares") for US$2.00 per share payable in cash for an aggregate purchase price of US$1,528,862 (the "GRQ Purchase Price"), all in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration (the receipt of which is acknowledged by each of the parties hereto) the parties hereto represent, covenant and agree as follows:

Article 1
PURCHASE OF SHARES

1.1	Honig

(a)	Purchase and Sale. Levon hereby agrees to sell, assign and transfer the Honig Pershing Shares to Honig and Honig hereby agrees to purchase the Honig Pershing Shares from Levon in consideration for the Honig Purchase Price.

(b)	Escrow Account. Honig agrees to deliver the Honig Purchase Price payable in cash made by wire transfer in accordance with the instructions contained in Schedule "A" attached hereto to be held by Stikeman Elliott LLP, Levon's solicitors ("Stikeman") on Stikeman's undertaking not to release the Honig Purchase Price to Levon until the Time of Closing (as hereinafter defined).

1.2	GRQ:

(c)	Purchase and Sale. Levon hereby agrees to sell, assign and transfer the GRQ Pershing Shares to GRQ and GRQ hereby agrees to purchase the GRQ Pershing Shares from Levon in consideration for the GRQ Purchase Price.

(d)	Escrow Account. GRQ agrees to deliver the GRQ Purchase Price payable in cash made by wire transfer in accordance with the instructions contained in Schedule "A" attached hereto to be held by Stikeman on Stikeman's undertaking not to release the GRQ Purchase Price to Levon until the Time of Closing. Notwithstanding the foregoing, GRQ and Levon agree that US$250,000 of the GRQ Purchase Price (the "Initial GRQ Payment") shall be released to Levon by Stikeman upon the execution and delivery of this Agreement by each of the parties hereto and receipt of the Initial GRQ Payment by Stikeman. Stikeman shall release and deliver to Levon the remaining amount of the GRQ Purchase Price at the Time of Closing.

(e)	Initial Pershing Shares. Upon payment of the Initial GRQ Payment to Levon, 125,000 of the GRQ Pershing Shares (the "Initial GRQ Pershing Shares") shall be deemed to have been sold, assigned and transferred to GRQ and GRQ hereby appoints Levon to hold such Initial GRQ Pershing Shares in trust for the benefit of GRQ until such Initial GRQ Pershing Shares can be delivered to GRQ in electronic book entry form in accordance with Section 4.2(b) at the Time of Closing. Levon shall hold such Initial GRQ Pershing Shares registered in its name in trust for GRQ until the Time of Closing, but GRQ shall hold beneficial title to such Initial GRQ Pershing Shares and shall have the power to vote and otherwise take any action with respect to such Initial GRQ Pershing Shares.

Article 2
REPRESENTATIONS AND WARRANTIES OF LEVON

2.1	Representations and Warranties of Levon: Levon represents and warrants to each of Honig and GRQ as follows, and acknowledges that each of Honig and GRQ is relying upon the following representations and warranties in connection with the transaction contemplated by this Agreement:

(f)	Enforceability. This Agreement constitutes a legal, valid and binding obligation of Levon, enforceable against Levon in accordance with its terms.

(g)	Levon's Title to the Pershing Shares. The Pershing Shares are owned by Levon as the legal and beneficial owner of record, with good and marketable title thereto, free and clear of all liens, charges, mortgages, security interests, encumbrances, rights, calls, claims and demands of every nature and kind whatsoever. Levon has the full power and authority to sell, transfer and assign the Honig Pershing Shares to Honig, and the GRQ Pershing Shares to GRQ, and to vest in each of Honig and GRQ good, valid and subsisting title in and to such Pershing Shares free and clear of all liens, charges, mortgages, security interests, encumbrances, rights, calls, claims, demands or liabilities of every nature and kind whatsoever.

(h)	Status of Levon. Levon is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia and has the requisite corporate power and authority to carry on the business now carried on by it and to own or lease its property and to execute and deliver this Agreement.

(i)	No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions among the parties contemplated hereby, or the due observance and performance by Levon of its obligations herein:

(i)	will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of the notice of articles and articles of Levon;

(ii)	will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Levon is subject; or

(iii)	will not violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Pershing Shares under any of the terms, conditions or provisions of its articles of incorporation or any note, bond, mortgage, indenture, deed of trust, licence, agreement or other instrument or obligation to which it is a party or of which it or any of its properties or assets may be bound or affected.

(j)	Transfer of Pershing Shares. Upon the purchase of the Honig Pershing Shares by Honig and the GRQ Pershing Shares by GRQ pursuant to the provisions hereof, such Pershing Shares will be duly sold and transferred to Honig and GRQ, respectively, as fully paid and non-assessable shares in the capital of Pershing.

(k)	No Other Agreements Among Shareholders. Levon is not party to, the subject of, or bound by any shareholders' or unanimous shareholders' agreement or any other instrument or contract which provides for any rights of first refusal, rights of first offer, or any other similar rights with respect to any of the Pershing Shares.

(l)	Residence. Levon is a resident of the address indicated on page 1 of this Agreement.

(m)	Fees. Levon has not agreed to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representation in connection with the transactions contemplated hereby.

(n)	No Reliance. Levon acknowledges that (i) it has sufficient knowledge and experience in business and financial matters as to be fully capable of evaluating this Agreement and the merits and risks of the transactions contemplated hereby, (ii) it is capable of bearing the economic risk of the transactions contemplated hereby, (iii) it is not relying on any advice or representation in connection with entering into this Agreement or the transactions hereunder other than the representations specifically made in this Agreement, (iv) it has access to sufficient information to make an informed decision regarding the transactions hereunder; (v) it has not received from any other party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the performance of its obligations hereunder and thereunder, and (vi) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement based on its own independent judgment and, if applicable, on the advice of such advisors, and not on any view (whether written or oral) expressed by any other party.

Article 3
REPRESENTATIONS, WARRANTIES OF HONIG AND GRQ

3.1	Representations and Warranties of Honig and GRQ: Each of Honig and GRQ represents and warrants to Levon as follows and acknowledges that Levon is relying upon the following representations and warranties in connection with its sale to them of Pershing Shares:

(a)	Enforceability. This Agreement constitutes a legal, valid and binding obligation of each of Honig and GRQ, enforceable against him/it in accordance with its terms.

(b)	Status of GRQ. GRQ is a corporation duly incorporated, validly existing and in good standing under the laws of Florida and has the requisite corporate power and authority to carry on the business now carried on by it and to own or lease its property and to execute and deliver this Agreement.

(c)	No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions among the parties contemplated hereby, or the due observance and performance by Honig and GRQ of their respective obligations herein:

(i)	will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of the articles and bylaws or equivalent constitutional documents of GRQ;

(ii)	will not conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Honig or GRQ is subject; or

(iii)	will not violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of or accelerate the performance required by, under any of the terms, conditions or provisions of GRQ's articles of incorporation or by-laws or any note, bond, mortgage, indenture, deed of trust, licence, agreement or other instrument or obligation to which Honig or GRQ is a party, or of which Honig or GRQ or any of its properties or assets may be bound or affected.

(d)	Purchasing for Own Account. Honig is purchasing the Honig Pershing Shares and GRQ is purchasing the GRQ Pershing Shares as principal for his/its own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or exempt from the registration requirements of, and/or sales registered under the Securities Act.

(e)	Residence. Each of Honig and GRQ is a resident of the addresses indicated on page 1 of this Agreement.

(f)	Fees. Neither Honig nor GRQ has not agreed to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representation in connection with the transactions contemplated hereby.

(g)	No Reliance. Each of Honig and GRQ acknowledges that he/it (i) has sufficient knowledge and experience in business and financial matters as to be fully capable of evaluating this Agreement and the merits and risks of the transactions contemplated hereby, (ii) is capable of bearing the economic risk of the transactions contemplated hereby, (iii) is not relying on any advice or representation in connection with entering into this Agreement or the transactions hereunder other than the representations specifically made in this Agreement, (iv) has access to sufficient information to make an informed decision regarding the transactions hereunder; (v) has not received from any other party any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the performance of its obligations hereunder and thereunder, and (vi) has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement based on its own independent judgment and, if applicable, on the advice of such advisors, and not on any view (whether written or oral) expressed by any other party.

Article 4
CLOSING

4.1	Closing: The closing of the transactions contemplated by this agreement shall be held at the offices of Stikeman Elliott LLP, Levon's solicitors, at Suite 1700 Park Place, 666 Burrard Street, Vancouver, BC, V6C 2X8 Canada and shall take place on the first business day following the satisfaction or waiver of the conditions set forth in Sections 4.2 and 4.3 below (excluding conditions that, by their terms, are to be satisfied at the Time of Closing, but subject to the satisfaction or waiver of such conditions) or such other date or time as agreed upon by the parties in writing (the "Time of Closing").

4.2	Conditions to Honig's and GRQ's Obligations at Time of Closing: Honig's and GRQ's obligations to effect the closing, are conditioned upon the fulfillment (or waiver by Honig and GRQ in writing in his/its sole and absolute discretion) of each of the following as of the Time of Closing, and Levon shall use commercially reasonable efforts to cause each of the following conditions to be satisfied:

(a)	delivery to Honig and GRQ, of a certificate of the Chief Executive Officer of Levon confirming that the representations and warranties of Levon contained in this Agreement remain true and correct at the Time of Closing;

(b)	delivery to Honig and GRQ of an electronic book entry statement representing the Honig Pershing Shares and GRQ Pershing Shares, respectively, registered in Honig's name and GRQ's name, respectively, or as they may otherwise direct;

(c)	Levon shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by Levon on or before the Time of Closing; and

(d)	there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

4.3	Conditions to Levon's Obligations at Time of Closing: Levon's obligation to effect the closing, is conditioned upon the fulfillment (or waiver by Levon in writing in its sole and absolute discretion) of each of the following as of the Time of Closing, and Honig and GRQ shall use commercially reasonable efforts to cause each of the following conditions to be satisfied:

(a)	delivery of a certificate of each of Honig and GRQ confirming that the representations and warranties of Honig and GRQ contained in this Agreement remain true and correct at the Time of Closing;

(b)	each of Honig and GRQ shall each have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by Honig and GRQ on or before the Time of Closing;

(c)	there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

 Article 5
GENERAL

5.1	Survival of Covenants, Representations and Warranties: All covenants, representations and warranties made by the parties in this Agreement shall continue in full force and effect for a period of twelve months.

5.2	Further Assurances: Each of the parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

5.3	Prior Agreements Superseded. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

5.4	Governing Law; Jurisdiction. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All actions or claims arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

5.5	Counterparts: This Agreement may be executed by the parties hereto in one or more counterparts with the same effect as if all the parties hereto had executed on document. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the parties may be evidenced by way of a facsimile or portable document format (.pdf) transmission of such party's signature, or a photocopy of such facsimile or portable document format (.pdf) transmission, and such facsimile or portable document format (.pdf) signature shall be deemed to constitute the original signature of such party hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LEVON RESOURCES LTD.

Per:

/s/ Ron Tremblay
Ron Tremblay
President and CEO

GRQ CONSULTANTS INC. 401K

Per:

/s/ Barry Honig
Barry Honig
Trustee

/s/ Barry Honig
Barry Honig